Exhibit 99.1

DoorDash Announces Closing of Upsized $2.75 Billion Offering of 0% Convertible Senior Notes

May 30, 2025

●	Opportunistic capital raise with proceeds used to enhance strategic flexibility
●	A portion of the proceeds used to purchase a hedge overlay to offset any share dilution up to a 150% premium to the stock price at issuance

SAN FRANCISCO – DoorDash, Inc. (NASDAQ: DASH) (“DoorDash”), a leading local commerce platform globally, today announced the closing of its previously announced private offering of $2.75 billion aggregate principal amount of its 0% convertible senior notes due 2030 (the “notes”). The notes were sold in a private offering only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The offering represents the aggregate of both the previously announced, upsized offering of $2.5 billion, as well as the full exercise of the $250.0 million option to purchase additional notes granted by DoorDash to the initial purchasers of the notes.

The net proceeds from the offering were approximately $2,720 million, after deducting fees and estimated expenses. DoorDash used approximately $338.5 million of the net proceeds from this offering of the notes to fund the cost of entering into the previously disclosed convertible note hedge transactions (after such cost was partially offset by the proceeds to DoorDash from the sale of warrants pursuant to the previously disclosed warrant transactions), and intends to use the remainder of the net proceeds for general corporate purposes, which may include potential acquisitions and potential repurchases of shares of our outstanding Class A common stock.

The offer and sale of the notes and the shares of DoorDash’s Class A common stock potentially issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any notes or shares of DoorDash’s common stock, nor shall there be any offer, solicitation or sale of notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DoorDash

DoorDash (NASDAQ: DASH) is one of the world’s leading local commerce platforms that helps businesses of all kinds grow and innovate, connects consumers to the best of their neighborhoods, and gives people fast, flexible ways to earn. Since its founding in 2013, DoorDash has expanded to over 30 countries, using technology and logistics to shape the future of commerce. Through its Marketplace and its Commerce Platform, DoorDash is driving economic vitality in the regions it serves worldwide.

Forward-Looking Statements

This press release contains forward-looking statements regarding the offering of the notes and the convertible note hedge and warrant transactions, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements made in this press release that are not statements of historical fact, including statements regarding the anticipated use of proceeds from the offering, are forward-looking statements and should be evaluated as such. You can identify forward-looking statements because they contain words such as “may,” “will,” “expect,” “anticipate,” “could,” “would,” “intend,” “project,” “believe” or “potential,” or the negative of these words, or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements are based on DoorDash management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, risks related to the offering of the notes, the intended use of proceeds and the consummation of the convertible note hedge and warrant transactions, and the other factors more fully described in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and DoorDash’s other filings with the U.S. Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and DoorDash disclaims any obligation to update any forward-looking statements, except as required by law.

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